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                                                                   EXHIBIT 10.12

                          LICENSE AND SUPPLY AGREEMENT

        This LICENSE AND SUPPLY AGREEMENT (this "Agreement"), effective as of August 6, 1999 (the "Effective Date"), is by and between Symyx Technologies, Inc., a Delaware corporation with offices at 3100 Central Expressway, Santa Clara, California 95051 ("Symyx"), and Argonaut Technologies, Inc., a Delaware corporation with offices at 887 Industrial Rd., Ste. G, San Carlos, California 94070 ("Argonaut") (each, a "Party"; together, the "Parties").

                                   BACKGROUND

        A. Symyx is engaged in research and development activities in the field of catalyst research, polymer research and the use of process/reaction optimization chemistry reactors and screening tools, and has created equipment and software for use in the discovery and optimization of catalysts, polymers, electronic and other materials;

        B. Symyx has acquired considerable experience and know-how with regard to the Product (as hereinafter defined) and owns certain patent rights relating thereto;

        C. Argonaut has expertise in the development, manufacture and distribution of instrumentation and consumables;

        D. Symyx is willing to provide Argonaut with a license under the Patent Rights and Know-How (as hereinafter defined) in order that Argonaut may develop, produce, market and sell the Products, and Argonaut wishes to acquire such a license, on the terms and conditions herein; and

        E. Argonaut desires to supply Symyx with certain requirements of Product, and Symyx desires to purchase such Product from Argonaut.

        NOW, THEREFORE, in consideration of the foregoing and mutual promises and covenants contained herein, the parties agree as follows:

        1. CONSTRUCTION AND DEFINITIONS

               1.1 Construction.

                      (a) All references in this Agreement to "Articles," "Sections" and "Exhibits" refer to the articles, sections and exhibits of this Agreement.

                      (b) As used in this Agreement, neutral pronouns and any variations thereof include the feminine and masculine and all terms used in the singular include the plural, and vice versa, as the context may require.

                      (c) The words "hereof", "herein" and "hereunder" and other words of similar import refer to this Agreement as a whole, as the same may from time to time be amended or supplemented, and not to any subdivision contained in this Agreement.


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                      (d) The word "including" when used herein is not intended
to be exclusive and means "including, without limitation."

               1.2 Definitions. As used herein:

                      (a) "Accessories" means items that are (i) sold for Two Thousand Five Hundred Dollars ($2,500) or more; (ii) not Consumables; and (iii) provide enhanced functionality to the Device, but are not required to operate the Device.

                      (b) "Affiliate" means, with respect to a Party hereto, a corporation, company or other entity that is owned or controlled by such Party by virtue of such Party's direct or indirect ownership or control of more than fifty percent (50%) of the outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) of such corporation, company or other entity, but such corporation, company or other entity shall be deemed to be an Affiliate only so long as such ownership or control exists.

                      (c) "Confidential Information" means any information: (i) disclosed by one Party (the "Disclosing Party") to the other (the "Receiving Party") which, if in written, graphic, machine-readable or other tangible form is marked as "Confidential" or "Proprietary", or which, if disclosed orally or by demonstration, is identified at the time of initial disclosure as confidential and reduced to writing and marked "Confidential" within thirty (30) days of such disclosure; or (ii) which is otherwise deemed to be confidential by the terms of this Agreement.

                      (d) "Cost of Goods" means the sum of materials, labor, overhead, warranty reserve and installation reserve.

                      (e) "Consumables" means those items that are consumed or commonly replaced as a result of the routine operation of the Device (e.g., stir paddles, glass inserts and O-rings).

                      (f) "Device" means an eight (8) cell parallel pressure reactor that conforms to the Specifications.

                      (g) "Gross Margin" means Net Sales minus Cost of Goods.

                      (h) "Know-How" means certain component drawings, data sheets, cost estimates, assembly criteria, test data and prototypes and other information which are owned, controlled or licensable by Symyx and are reasonably necessary for the development, testing, use, manufacture or sale of Products. Know-How does not include any inventions included in the Patent Rights.

                      (i) "Improvements" means any and all improvements, additions, enhancements, changes or modifications to the Product or any component thereof which Argonaut, (whether by invention, assignment, license or otherwise) develops, conceives, reduces to practice or otherwise develops during the term of the Agreement, and all intellectual property rights


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relating thereto, including any patent applications and patents worldwide.

                      (j) "Net Sales" means the gross revenues actually received by Argonaut or its Affiliates from sales of Products to bona fide independent third parties or sublicensee less sales, use and excise taxes and less returns, insurance and shipping charges included in those revenues. If Argonaut or its Affiliates should offer a discount to a third party on an order that includes the Device and other Argonaut products, the discount shall be applied evenly to the entire order. All sales of Products between Argonaut and any of its Affiliates shall be disregarded for purposes of computing Net Sales.

                      (k) "Patent Rights" means (i) all US patent applications claiming inventions that are infringed by the manufacture, use or sale of the Products, including without limitation, those set forth on Exhibit D, (ii) all divisions, substitutions, continuations, continuations-in-part applications and re-issues, re-examinations and extensions of (i) above, (iii) any foreign counterparts of any of the preceding, and (iv) any patents issuing on any of the preceding.

                      (l) "Product" means: (i) Devices; (ii) Accessories; and
(iii) Consumables, each as more fully described on Exhibit B attached hereto.

                      (m) "Specification" means the specification for the Product set forth in Exhibit B, as may be amended by written agreement of the Parties.

                      (n) "Sublicensee" means any third party to whom Argonaut has granted the right to distribute the Product.

                      (o) "Term" has the meaning given to it pursuant to Section 11.1.

                      (p) "Territory" means all countries in the world.

                      (q) "Trademark" has the meaning given to it in Section
5.5.

        2. LICENSE

               2.1 Licenses to Argonaut.

                      (a) Patent Rights and Know-How.

                           (i) Subject to the terms and conditions of this
Agreement, Symyx hereby grants Argonaut an exclusive (except as provided in this Section 2.1), non-transferable, worldwide, royalty-bearing, revocable, non-sublicensable license during the Term, under the Patent Rights and Know-How, solely to make, use, sell, offer for sale, import and export Products in the Territory.

                           (ii) Notwithstanding Section


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2.1(a)(i), above, nothing in this Agreement shall restrict or prevent Symyx from making, having made, or using Products or any of the components thereof for internal use by Symyx for itself or on behalf of third parties.

                      (b) Trademark. Subject to the terms and conditions of this Agreement, including those set forth in Section 5.5, Symyx hereby grants Argonaut a non-exclusive, non-transferable, worldwide, royalty-bearing, revocable, non-sublicensable license, under the Trademarks, solely to reproduce the Trademarks for use in connection with the marketing, sale and offer for sale of Products in the Territory.

                      (c) All rights in the Patent Rights and Know-How not expressly granted to Argonaut above are reserved to Symyx.

                      (d) Enforcement. Symyx shall have the first opportunity in its sole discretion and without obligation, for initiating contact with, providing notice to, asserting claims or causes of action against, or initiating proceedings or lawsuits against a third party known or suspected of infringing or misappropriating the Patent Rights, Know-How or Trademarks. In the event that either Party becomes aware of or suspects third-party activities that could constitute an infringement or misappropriation of the Patent Rights, Know-How or Trademarks, then such Party shall promptly notify the other Party of such third-party activities, including identification of the third party and delineation of the facts relating to such third-party activities. In the event Symyx fails to take commercially appropriate steps with respect to an infringement that is likely to have a material adverse effect on the sale of Products within six (6) months following notice of such infringement, Argonaut shall have the right to do so at its expense; provided that if Symyx has commenced negotiations with an alleged infringer of the patent for discontinuance of such infringement within such six-month period, Symyx shall have an additional three (3) months to conclude its negotiations before Argonaut may bring suit for such infringement. The party not enforcing the applicable Patent Rights shall provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence and making its employees available, subject to the enforcing Party's reimbursement of any out-of-pocket expenses incurred by the non-enforcing Party. Any amounts recovered by either Party pursuant to this subsection, whether by settlement or judgment, shall be allocated in the following order: (i) to reimburse the Parties for their reasonable out-of-pocket expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses); and (ii) the remainder shall be retained by Argonaut, with such remainder being deemed "Net Sales" of Products for which Argonaut shall pay Symyx, a royalty under Section 6.1.

               2.3 Delivery.

                      (a) Know-How. Following the Effective Date, Symyx shall deliver to Argonaut one (1) copy of the documents embodying the Know-How.

                      (b) Disclaimer of Liability. THE KNOW-HOW PROVIDED HEREUNDER IS PROVIDED "AS IS" AND SYMYX MAKES NO, AND HEREBY DISCLAIMS EACH AND EVERY, WARRANTY WITH RESPECT TO THE KNOW-HOW,


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INCLUDING ANY AND ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR
PURPOSE AND NON-INFRINGEMENT.

               2.3 Restrictions on Material Improvements. All material Improvements shall be reviewed and approved by the Joint Development Committee as outlined in Exhibit A.

               2.4 License to Improvements and Right to First Negotiation. Argonaut hereby grants to Symyx a nonexclusive, worldwide, royalty-free, fully paid, non-transferable, non-sublicensable license, under all Improvements, to make, and use any product and practice any process utilizing the Improvements for internal purposes. If Argonaut wishes to grant a license to sell products under the Improvements to a third party or Symyx wishes to receive such a license, then following written notice of this fact Argonaut shall offer Symyx a ninety (90) day period starting from the date of such notice to negotiate with Argonaut for the right to enter into such an agreement with Argonaut on terms and conditions approved by Argonaut in its sole discretion. Neither Party shall have any liability to the other for any failure to reach any agreement; provided, in the event the parties do not enter into such an agreement, Argonaut shall not offer to enter into an agreement with any third party on terms more favorable to such third party than those last offered to Symyx.

               2.5 Improvement of Symyx. Any Symyx modification or improvement to the Patent Rights or Know How licensed to Argonaut made before termination of this Agreement shall be included in the license without additional charge to Argonaut. The parties agree to promptly disclose modifications and improvements.

               2.6 Right of First Negotiation. If Symyx wishes to enter into a distribution agreement with a third party for the distribution of new equipment incorporating the Know-How or Patent Rights used in the Device, then Symyx shall notify Argonaut of this fact before it notifies any other third party and offer Argonaut a ninety (90) day period starting from the date of such notice to negotiate with Symyx for the right to enter into such an agreement with Symyx on terms and conditions approved by Symyx in its sole discretion. Neither Party shall have any liability to the other for any failure to reach any agreement; provided, in the event the parties do not enter into such an agreement, Symyx shall not offer to enter into a distribution agreement with any third party on terms more favorable to such third party than those last offered to Argonaut.

        3. OWNERSHIP

               3.1 Patent Rights, Know-How & Trademarks. Argonaut acknowledges that, as between the Parties, Symyx owns all right, title and interest in and to the Specifications, Patent Rights, Know-How and Trademarks.

               3.2 Improvements. Symyx acknowledges that, as between the Parties, Argonaut owns all right, title and interest in and to the Improvements.

        4. PRODUCT DEVELOPMENT

               4.1 Efforts. Argonaut shall use reasonable efforts to develop the Product in accordance with the Product Development Plan established by the Joint Development


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Committee pursuant to Section 4.2 and the time schedules contemplated therein.
Except as otherwise expressly agreed in writing, Argonaut shall bear its own costs incurred in connection with the development of the Product.

               4.2 Joint Development Committee ("JDC"). The parties shall establish a joint development committee which shall be responsible for reviewing the Product Development Plan. The JDC shall prepare an initial Product Development Plan by September 17, 1999.

               4.3 Delivery and Testing. Argonaut will deliver to Symyx one (1) unit of the Product by the date set forth in the Product Development Plan, as determined by the JDC in writing (the "Prototype"). Following the receipt of the Prototype, Symyx shall evaluate the Prototype for conformity with the Specifications as set forth in Product Development Plan. Within (20) business days after the receipt of the Prototype, Symyx shall provide Argonaut with a written evaluation of the Prototype.

               4.4 Product Specifications and Schedule. The JDC will define the Final Specifications and Development Schedule as part of the Product Development Plan. Symyx may terminate the Agreement based on non-conformity of the Prototype of either the Final Specifications or Development Schedule as set forth in the Product Development Plan.

        5. SALES

               5.1 Purchase and Sale to Symyx. Argonaut shall manufacture and sell to Symyx Products for Symyx's internal research purposes (including research on behalf of third parties) at a cost of Six Thousand Dollars ($6,000.00) per Product plus Cost of Goods. All such sales shall be pursuant to Argonaut's standard terms and conditions of sale as set forth in Exhibit E.

               5.2 Payment for Product Purchases. Symyx shall pay each invoice for Products purchased by Symyx within sixty (60) days of the date of such invoice or the delivery date, whichever is later. All payments due hereunder shall be made by check or by wire transfer to an account specified by the receiving party.

               5.3 Overdue Payments. Any payments due hereunder which are not paid within five (5) days of the date such payments are due in accordance with
Section 5.2 shall bear interest at the lesser of one and one-half percent (1.5%) per month or the maximum rate permitted by law, calculated on the number of days such payment is delinquent. This Section 5.3 shall in no way limit any other remedies available to either party.

               5.4 Marketing Efforts to Third Parties.

                      (a) Performance. Argonaut shall use its commercially reasonable efforts to maximize Product sales in the Territory. For purposes of this Section 5.4, "reasonable efforts" shall mean at least those efforts made by Argonaut with respect to its own internally developed products, including those mutually agreeable equivalent, distribution marketing activities and resources set forth in Exhibit C.


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                      (b) Training. Argonaut, its Affiliates and Sublicensees
shall maintain knowledgeable sales and marketing personnel to provide instructions to customers in the use of the Products.

                      (c) Service and Support. Argonaut, its Affiliates and Sublicensees shall be solely responsible for all support and service with respect to the Product and shall at all times during the Term maintain an adequate number of trained service technicians to assist its customers with respect to use and maintenance of the Product.

                      (d) Advertising and Promotions. Argonaut shall be responsible for all Product marketing commitments and procedures but upon launch of commercial sale of the Product, or earlier upon mutual agreement of the Parties, Argonaut and Symyx shall issue a joint press release regarding the Product and the Parties' relationship. Argonaut shall list the Products in its catalogs and make such Products available to its customers. Argonaut shall engage actively in advertising and promotion of the Products which may take the form of, but shall not be limited to, magazine advertising, direct mail promotion, trade show displays, educational seminars and other activities related to promoting Products and shall present the Product at scientific and commercial conferences as more fully described in Exhibit C.

                      (e) Use of Symyx Name and Logo. In furtherance of Argonaut's marketing obligations hereunder, Symyx grants to Argonaut, during the term of this Agreement, the non-exclusive, non-transferable, limited right to use Symyx's name and logo (the "Logo") in connection with marketing and sales of the Product; provided, however, Argonaut shall comply with Symyx's guidelines for use of the Logo in every use of the Logo on any product advertising or other marketing material, or, if any such proposed use does not comply with such guidelines, Argonaut shall, prior to using the Logo, obtain Symyx's written consent, which consent Symyx may withhold in its sole discretion. The Logos and all good will associated therewith, including any intellectual property rights therein, are the exclusive property of Symyx and all use thereof by Argonaut shall inure exclusively to the benefit of Symyx. In all events, Symyx may at any time terminate the right granted in this Section 5.4(e) in its sole discretion.

                      (f) Net Sales Reports. If requested by Symyx, Argonaut shall provide to Symyx monthly, Net Sales reports (to be delivered to Symyx no later than the fifteen (15) days following the end of such month in which the report is due) setting forth Argonaut's sales of the Devices, Accessories and Consumables.

                      (g) Business Obligations. Any and all obligations associated with Argonaut's business shall remain the sole responsibility of Argonaut. Any and all sales and other agreements between Argonaut and its customers are and shall remain Argonaut's exclusive responsibility and shall have no affect on Argonaut's obligations pursuant to this Agreement.

                      (h) Foreign Corrupt Practices Act. Argonaut shall comply with the United States Foreign Corrupt Practices Act.

               5.5 Trademarks. Argonaut shall select the trademarks, trade names and


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trade dresses to be used in connection with the Product, subject to Symyx's prior approval, such approval not to be unreasonably withheld. All such trademarks, trade names and trade dresses (the "Trademarks") and all good will associated therewith shall be and become the exclusive property of Symyx. Symyx shall bear the reasonable costs of registering and maintaining the Trademarks, using counsel reasonably acceptable to Symyx. Argonaut shall not adopt any Trademarks, or other trademark, trade name or trade dress that may be confusingly similar with the Trademarks. Argonaut shall mark all Products with the Trademarks. Except as set forth in Section 2.1(b), Argonaut shall acquire no interest or rights in and to any Trademarks. Argonaut shall not remove, modify or obscure any Trademarks incorporated in, marked on, or fixed to the Product.

        6. ROYALTIES TO SYMYX

               6.1 Running Royalties. In consideration of the licenses and other rights granted herein, Argonaut shall pay to Symyx royalties in an amount set equal to (i) twenty percent (20%) of Net Sales for each Device and Accessory sold by Argonaut, and (ii) fifty percent (50%) of the Gross Margin earned on all Consumables sold by Argonaut. Amounts paid by Symyx to Argonaut for the purchase of any products hereunder shall not be included in Net Sales. Royalties on sales by Argonaut or its Affiliates to Argonaut's sublicensees shall be calculated using Argonaut's international list price.

               6.2 Royalty Reports. Argonaut shall deliver to Symyx, within fifteen (15) days after the end of each calendar month during which any Product is sold, a report setting forth in reasonable detail the calculation of the royalties payable to Symyx for such calendar quarter, including the Product sold, the Net Sales thereof.

               6.3 Royalty Payments. All royalties earned for the relevant month due pursuant to Section 6.1 shall be paid to Symyx due Net (sixty) 60 days after the end of the relevant month.

               6.4 Overdue Payments. Any payments due hereunder which are not paid within five (5) days of the date such payments are due in accordance with
Section 6.3 shall bear interest at the lesser of one and one-half percent (1.5%) per month or the maximum rate permitted by law, calculated on the number of days such payment is delinquent. This Section 6.4 shall in no way limit any other remedies available to either party.

               6.5 Books and Records. Argonaut shall maintain accurate books and records which enable the calculation of royalties payable hereunder to be verified. Argonaut shall retain the books and records for each calendar month for one (1) year after the submission of the corresponding report under Section
6.2 hereof. Upon prior notice to Argonaut, independent accountants selected by Symyx, reasonably acceptable to Argonaut, after entering into a confidentiality agreement with Argonaut may have access to Argonaut's books and records during Argonaut's normal business hours at mutually agreed times to conduct a review or audit once per calendar quarter, for the purpose of verifying the accuracy of Argonaut's payments and compliance with this Agreement. Any such inspection or audit shall be at Symyx's expense, however, in the event an inspection reveals underpayment of ten percent (10%) or more in any audit period, Argonaut shall


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pay the costs of the inspection. Argonaut shall promptly pay to Symyx any underpayment identified in such an audit which amount is undisputed by Argonaut, with interest from the date such amount(s) were due at an annual percentage rate of fifteen percent (15%).

               6.6 Possible Readjustment of Royalty. In the event Argonaut reasonably determines that it is commercially impracticable to sell Products anywhere in the Territory because, for example and without limitation: (i) Argonaut's operating profit margins on Products are lower than expected; (ii) the number of Products sold per year is lower than expected, (iii) a material investment is needed to provide a competitive and successful Device, (iv) Argonaut desires to lower prices to increase market penetration, (v) no patent licensed hereunder with claims covering the Products has issued, or (vi) payments in royalties, license fees, or otherwise for third party technology are excessive, then Argonaut will notify Symyx, and the parties agree to discuss for a period not to exceed thirty (30) days the possibility of adjusting the royalty rates for Products. It is understood that neither party is obligated to accept or agree to terms of such royalty readjustment.

        7. PRODUCT QUALITY

               7.1 Quality Assurance. Argonaut agrees to assure the quality level of Product through the use of Argonaut's standard quality assurance program currently maintained for Argonaut's other commercially manufactured products. During the term of the Agreement, Symyx shall have the right to audit such quality assurance program, at its expense, during regular business hours.

               7.2 Presence at Facility. During the first six (6) months during which each Product is commercially manufactured for Symyx and thereafter upon reasonable written notice to Argonaut, Symyx shall have the right to have its representatives visit, from time to time, each facility at which such Product is being manufactured, to verify Argonaut's compliance with the Quality Assurance program outlined in Section 7.1.

        8. CONFIDENTIALITY

               8.1 Confidential Information and Exclusions. Notwithstanding
Section 1.2(c), Confidential Information shall exclude information that the Receiving Party can demonstrate: (i) was independently developed by the Receiving Party without any use of the Disclosing Party's Confidential Information or by the Receiving Party's employees or other agents (or independent contractors hired by the Receiving Party) who have not been exposed to the Disclosing Party's Confidential Information; (ii) becomes known to the Receiving Party, without restriction, from a source other than the Disclosing Party without breach of this Agreement and that had a right to disclose it;
(iii) was in the public domain at the time it was disclosed or becomes in the public domain through no act or omission of the Receiving Party; or (iv) was rightfully known to the Receiving Party, without restriction, at the time of disclosure.

               8.2 Confidentiality Obligation. The Receiving Party shall treat as confidential all of the Disclosing Party's Confidential Information and shall not use such Confidential Information except as expressly permitted under this Agreement. Without limiting the foregoing, the


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Receiving Party shall use at least the same degree of care which it uses to prevent the disclosure of its own confidential information of like importance, but in no event with less than reasonable care, to prevent the disclosure of the Disclosing Party's Confidential Information.

               8.3 Confidentiality of Agreement. Each Party agrees that the terms and conditions, but not the existence, of this Agreement shall be treated as the other's Confidential Information and that no reference to the terms and conditions of this Agreement or to activities pertaining thereto can be made in any form of public or commercial advertising without the prior written consent of the other Party; provided, however, that each party may disclose the terms and conditions of this Agreement: (i) as required by any court or other governmental body; (ii) as otherwise required by law; (iii) to legal counsel of the parties; (iv) in connection with the requirements of an initial public offering or securities filing; (v) in confidence, to accountants, banks, and financing sources and their advisors; (vi) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; (vii) or in confidence, in connection with a merger or acquisition or proposed merger or acquisition, or the like.

               8.4 Compelled Disclosure. If a Receiving Party believes that it will be compelled by a court or other authority to disclose Confidential Information of the Disclosing Party, it shall give the Disclosing Party prompt notice so that the Disclosing Party may take steps to oppose such disclosure.

               8.5 Remedies. Unauthorized use by a Party of the other Party's Confidential Information will diminish the value of such information. Therefore, if a Party breaches any of its obligations with respect to confidentiality or use of Confidential Information hereunder, the other Party shall be entitled to seek equitable relief to protect its interest therein, including but not limited to injunctive relief, as well as money damages.

        9. INDEMNITY

               9.1 Argonaut. Argonaut shall indemnify, defend and hold harmless Symyx and its directors, officers and employees (each an "Indemnitee") from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys' and professional fees and other expenses of litigation and/or arbitration) (a "Liability") resulting from a claim, suit or proceeding brought against an Indemnitee, arising from or occurring as a result of (a) Argonaut's material breach of any representation, warranty or covenant contained in this Agreement; (b) the design, development, manufacture, sale or other commercialization of the Product(s) except, in each case, any liability as set forth in Section 9.2(c); (c) any action arising from or related to Argonaut's negligence in the manufacture, storage, or handling of the Product(s); and (d) any non-conformance with the Specifications, except in each case, to the extent caused by the negligence or willful misconduct of Symyx.

               9.2 Symyx. Symyx shall indemnify, defend and hold harmless Argonaut and its directors, officers and employees (each an "Indemnitee") from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys' and professional fees and other expenses of litigation and/or arbitration) (a "Liability") resulting from a claim, suit or


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proceeding brought against an Indemnitee, arising from or occurring as a result of (a) Symyx's material breach of any representation, warranty or covenant contained in this Agreement; (b) Symyx's use of the Products purchased hereunder; except, in each case, to the extent caused by the negligence or willful misconduct of Argonaut, or (c) a third party claim that the uses permitted hereunder of the Specification or Know-How infringes any intellectual property rights of a third party.

               9.3 Procedure. In the event that any Indemnitee intends to claim indemnification under this Article 11, it shall promptly notify the indemnifying party in writing of such alleged Liability. The indemnifying party shall have the sole right to control the defense and settlement thereof. The Indemnitees shall cooperate with the indemnifying party and its legal representatives in the investigation of any action, claim or liability covered by this Article 10. The Indemnitee shall not, except at its own cost, voluntarily make any payment or incur any expense with respect to any claim or suit without the prior written consent of the indemnifying party, which the indemnifying party shall not be required to give.

        10. REPRESENTATIONS AND WARRANTIES

               10.1 Symyx. Symyx represents and warrants on a continuing basis that it: (i) has the right to enter this Agreement, is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, (ii) has the right to grant the rights hereunder, in the manner set forth in this Agreement, (iii) has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (iv) has by all necessary corporate action duly and validly authorized the execution and delivery of this Agreement and the performance of its obligations hereunder, and
(v) has not and will not during the term of this Agreement enter into any agreement which conflicts with or which will result in any breach of, or constitute a default under this Agreement, any note, security agreement, commitment, contract or other agreement, instrument or undertaking to which Symyx is a party.

               10.2 Argonaut. Argonaut represents and warrants on a continuing basis that it: (i) has the right to enter this Agreement, is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the power and authority, to execute and deliver this Agreement and to perform its obligations hereunder, (iii) has by all necessary corporate action duly and validly authorized the execution and delivery of this Agreement and the performance of its obligations hereunder, and (iv) has not and will not during the term of this Agreement enter into any agreement which conflicts with or which will result in any breach of, or constitute a default under this Agreement, any note, security agreement, commitment, contract or other agreement, instrument or undertaking to which Argonaut is a party.

               10.3 Effect of Representations and Warranties. It is understood that if the representations and warranties under this Article 10 are not true and accurate at any time during the term of the Agreement and the nonbreaching party (i.e., Argonaut or Symyx, as the case may be) incurs any liabilities, costs or other expenses as a result of such falsity, the breaching party shall indemnify and hold harmless the other party and its affiliates for any such liabilities, costs or expenses incurred.

               10.4 Disclaimer of Liability. NEITHER PARTY MAKES AND BOTH PARTIES HEREBY DISCLAIM ALL WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, REGARDING THE PATENT RIGHTS, KNOW-HOW, TRADEMARKS, AND PRODUCTS, INCLUDING ANY AND ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.

               10.5 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, OR SPECIAL DAMAGES ARISING OUT OF OR IN RELATION TO THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL EITHER PARTY'S ENTIRE LIABILITY ARISING OUT OF OR IN RELATION TO THIS AGREEMENT OR THE RIGHTS GRANTED HEREUNDER (EXCEPT LIABILITY UNDER ARTICLES 8 AND 9) EXCEED THE SUMS PAID BY ARGONAUT TO SYMYX PURSUANT TO SECTION 6 IN THE TWELVE (12) MONTHS PRECEDING THE EVENT GIVING RISE TO SUCH LIABILITY.

        11. TERM AND TERMINATION

               11.1 Term. This Agreement shall commence on the Effective Date be in full force in effect until the five (5) year anniversary of the Effective Date, unless terminated earlier as provided in this Article 11 (such period, the "Term"). Upon written agreement of the parties prior to the end of the then-current Term, the Agreement may be extended for additional periods of one
(1) year each; provided, however, that either party may terminate this Agreement after December 31, 2000, upon six (6) months written notice but not before such date except as expressly provided for herein.

               11.2 Termination for Cause. Either party may, without penalty, terminate this Agreement or cancel any purchase order or portion thereof effective upon written notice to the other party in the event the other party materially breaches this Agreement, including, without limitation, by failing to deliver conforming Product on the requested delivery dates set forth on Symyx's purchase orders, and such breach remains uncured for thirty (30) days following written notice of breach by the nonbreaching party, unless such breach is incurable in which event termination shall be immediate upon receipt of written notice.

               11.3 Insolvency. Either party may terminate this Agreement, effective upon written notice to the other party in the event the other party
(i) becomes insolvent, (ii) enters into any composition or arrangement with its creditors, (iii) resolves to wind up its business, dissolve or liquidate, (iv) is placed in provisional or final liquidation, (v) is placed in provisional or final judicial management, or (vi) otherwise ceases to conduct business generally.

               11.4 Effect of Termination or Expiration.

                      (a) Any right or obligation of a party that has accrued as of the effective date of any termination or expiration, including without limitation, obligations to deliver Product and pay amounts owed, shall survive such termination or expiration.

                      (b) In the event of a termination or expiration of this Agreement, the provisions of this Agreement shall continue to apply to all purchase orders accepted by Argonaut prior to the effective date of such termination or expiration.

                      (c) In the event of default by Argonaut, Symyx may take any reasonable steps which Symyx deems appropriate and which are authorized by law or this Agreement to obtain the benefit of its bargain pursuant to this Agreement in addition to or in lieu of the termination procedure set forth in this Paragraph.

                      (d) In the event of any termination of this Agreement by Symyx under Section 11.2 or, the licenses granted in Section 2.1 shall terminate.

                      (e) In the event of a termination or expiration of the Agreement, Argonaut will provide Symyx with all necessary technical, supply, economic, and marketing information regarding Products during the six months prior to the termination date so that Symyx may continue to provide its partners and customers with Products.

               11.5 Survival. Sections 2.2(b), and 12.5 and Articles 9, 10, 13, and 14 shall survive the termination of this Agreement for any reason.

        12. DISPUTE RESOLUTION

               12.1 Arbitration. If a dispute arises between the parties relating to the interpretation or performances of this Agreement or the grounds for the termination thereof, representatives of the parties with decision-making authority shall meet to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If within thirty (30) days after such meeting the parties have not succeeded in negotiating a resolution of the dispute, such dispute shall be submitted to final and binding arbitration under the then current Commercial Arbitration Rules of the American Arbitration Association ("AAA") by one (1) arbitrator in San Francisco, California. Such arbitrator shall be selected by the mutual agreement of the parties or, failing such agreement, shall be selected according to the aforesaid AAA rules. The arbitrator will be instructed to prepare and deliver a written, reasoned opinion stating his decision within thirty (30) days of the completion of the arbitration. Such arbitration shall be concluded within nine (9) months following the filing of the initial request for arbitration. The parties shall bear the costs of arbitration equally and shall bear their own expenses, including professional fees. The decision of the arbitrator shall be final and non-appealable and may be enforced in any court of competent jurisdiction.

        13. MISCELLANEOUS

               13.1 Governing Law. THIS AGREEMENT AND ALL ACTS AND TRANSACTIONS PURSUANT HERETO AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REFERENCE TO RULES OF CONFLICTS OR CHOICE OF LAWS.

               13.2 Independent Contractors. The relationship of Argonaut and Symyx established by this Agreement is that of independent contractors, and nothing contained in the Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever.

               13.3 Compliance with Laws. Argonaut shall perform this Agreement in compliance with all applicable federal, state and local laws, rules and regulations. Argonaut shall indemnify Symyx and its distributor and customers for loss or damage sustained because of Argonaut's noncompliance with any such law, rule or regulation. Argonaut shall furnish to Symyx any information requested or required by Symyx during the term of this Agreement or any extensions hereof to enable Symyx to comply with the requirements of any U.S. or foreign federal, state and/or government agency.

               13.4 No Use of Names. Except as expressly provided herein, neither party will use the name of the other in its advertising or promotional materials without the prior written consent of such other party.

               13.5 Confidentiality of Agreement. Except as required by law, Argonaut shall not disclose the contents or any term of this Agreement to any person or entity without the prior written consent of Symyx.

               13.6 No Conflicting Obligations. Argonaut agrees not to engage in any work or services on its behalf or for any other party which would conflict with its obligations under this Agreement.

               13.7 Patent Marking. Argonaut shall mark and have its Affiliates mark all Products they sell or distribute pursuant to this Agreement to provide notice of issued and pending patent applications having claims that cover the Product. The form of such marking shall be in accordance with the applicable statute or regulations in the country or countries of manufacture and sale thereof.

               13.8 Interpretation. The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in a favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

               13.9 Force Majeure. Neither party shall be held responsible for any delay or failure in performance hereunder (except for failure to make any payment due hereunder) caused by strikes, embargoes, unexpected government requirements, civil or military authorities, acts of God, or by the public enemy or other similar causes reasonably beyond such party's control and without such party's fault or negligence.

               13.10 Further Assurances. At any time or from time to time on and after the Effective Date, a Party shall at the request of the other Party (i) deliver to such other Party such records, data or other documents consistent with the provisions of this Agreement, and (ii) execute, and deliver or cause to be delivered, all such assignments, consents, documents or further instruments of transfer or license, and (iii) take or cause to be taken all such other actions, as such other Party may reasonably deem necessary or desirable in order for such other Party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

               13.11 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be sent by prepaid registered or certified mail, return receipt requested, internationally recognized courier or personal delivery, or by fax with confirming letter mailed under the conditions described above in each case addressed to the other party at the address shown below or at such other address for which such party give notice hereunder. Such notice shall be deemed to have been given when delivered:

        If to Symyx:                3100 Central Expressway
                                    Santa Clara, California 95051
                                    Attn:

        If to Argonaut:             887 Industrial Rd., Ste. G
                                    San Carlos, California 94070
                                    Attn:  Jan K. Hughes

               13.12 Assignment. Argonaut shall not assign this Agreement or any rights hereunder, directly or indirectly, by operation of law, change of control or otherwise, without the prior written consent of Symyx. Notwithstanding the foregoing, Argonaut may assign this Agreement without the consent of Symyx to an acquirer of all or substantially all of the stock or assets of Argonaut pertaining to the Agreement. Symyx may assign this Agreement without restriction. Any permitted assigns or successors hereof shall be bound by all terms and conditions of this Agreement.

               13.13 Severability; Waiver. If any provision(s) of this Agreement shall be held invalid, illegal or unenforceable by a court of competent jurisdiction, this Agreement shall continue in full force and effect without said provision. The failure of a party to enforce any provision of the Agreement shall not be construed to be a waiver of the right of such party to thereafter enforce that provision or any other provision or right.

               13.14 Entire Agreement. This Agreement together with the Exhibits hereto represent and constitute the entire agreement between the parties and supersede all prior agreements and understandings with respect to the matters covered by this Agreement. This Agreement may only be amended in writing signed by both parties.

SYMYX TECHNOLOGIES, INC.             ARGONAUT TECHNOLOGIES, INC.

By:  /s/ STEVEN GOLDBY               By: /s/ DP BRINKLEY
   -------------------------------      -------------------------------
Print Name: Steven Goldby            Print Name: David P. Binkley, Ph.D.
Title: CEO                           Title: President and CEO

Exhibits:      A:  Development Plan (Joint Development Committee Plan)

               B:  Product Description and Specifications

               C:  Marketing Plan

               D:  Intellectual Property Rights

               E:  ARGONAUT'S STANDARD TERMS AND CONDITIONS OF SALE

                                    EXHIBIT A

                           JOINT DEVELOPMENT COMMITTEE

1. A committee will be established as outlined in Section 4.2 of the Agreement for the purpose of reviewing the development of the product. The committee will be called the Joint Development Committee and the operating points are outlined below.

        (a)  Participants:    Argonaut (Jan Hughes, Jim Wasson)
                              Symyx (Cameron Dales, Lynn van Erden)

        (b) Duration of the Committee: The Committee will continue to meet until three months after commercial shipment of the Product, and then on an as-needed basis to discuss Improvements and Know-how.

2. Meetings: Bi-weekly, held at Argonaut or Symyx to be determined by the JDC.

3.      Product Development Plan.

               The Product Development Plan is targeted for completion of September 17, 1999

4.      Meeting Agenda:

        (a) Development Schedule Review. The development schedule will be reviewed at the meetings and any changes will be noted during the meetings.

        (b) Product Specification Review. The Product Specification and performance testing will be reviewed at the meetings and any changes will be noted during the meetings.

        (c) Material Improvements. Material Improvements will be reviewed at the meetings and approved by the committee as outlined in Section 2.3 of the Agreement.

                                    EXHIBIT B

                               PRODUCT DESCRIPTION

                        PARALLEL PRESSURE REACTOR SYSTEM

1. This product is a bench-top (dry box), parallel pressure reactor system with reactor temperature and pressure controls, with automated gas additions. The system will have the ability to automate the controls for reactor heating, mixing, and pressure. In addition the system will have the ability to qualitatively measure the rate of gas uptake in each reactor.

2.      List of Key Features and Specifications

               13.1    (8) Parallel Reactors

               Reactor Working Volume: 5 ml
               Stainless Steel Reactors with glass inserts
               Independent, Reactor Temperature Control
               Independent Reactor Temperature Set-points
               Temperature Range: Ambient to 200 C
               Temperature Accuracy: +/- 2 C

               13.2    Mixing:

               Direct Drive Magnetic-Coupled Impeller
               Variable Speed per Group of Eight Reactors
               Detachable, Disposable Impeller

               13.3    Pressure System

               Pressure System to 34 Atmospheres (34 ATM)
               Individual Reactor Pressure Regulation
               Gas Uptake Measurement
               Manual Injections

               13.4    Controller System

               Detachable Membrane Keypad Control Interface
               4-Line LCD Display
               Integrated Solid State Controller

               13.5    Accessories

               Reaction Vessel Insert Removal Tool

               13.6    Consumables

               Glass Reaction Vessel Insert
               Reaction Vessel O-Ring Seal
               Reaction Vessel Impeller

               13.7    Dimensions

               Height: 17-inches
               Width: 22-inches
               Depth: 16-inches

               13.8    Power Requirements

               100 - 240 VAC, 750 Watts

               13.8    Certifications

               Laboratory Product Safety EN61010
               Electromagnetic Compliance to European 89/336/EEC EMC Directive

                                    EXHIBIT C

                                 MARKETING PLAN

1. Argonaut is committed to promoting, selling and supporting the PPR-8 product with the goal of attaining the same level of market penetration and customer satisfaction that has made us the leading provider of organic synthesis technology worldwide. To ensure our success, Argonaut will provide resources for the PPR-8 product in the following areas:

        (a) Product Marketing

        (b) Marketing Communications

        (c) Sales

        (d) Application Chemistry

        (e) Customer Support

2. Our plans for supporting the PPR-8 product will include (but not limited to) the following types of activities:

        (a) PRODUCT MARKETING:

        Reviewing and updating customer needs, defining target markets, refining product specifications, interfacing with product development and manufacturing, developing and managing pricing issues, monitoring customer satisfaction, and providing on-going product marketing support.

        (b) MARKETING COMMUNICATIONS:

        Developing and executing a product launch plan worldwide; managing the marketing communication strategy (which includes such things as trade shows, seminars, advertising, press releases, and web based communication); creating marketing collateral material; and creating sales tools for worldwide distribution team.

        (c) SALES:

        Providing worldwide field marketing and sales activities directed at target markets to maximize both revenue and market penetration. These activities include lead qualification, prospecting, customer presentations and demonstrations, quotations, managing the procurement process, monitoring customer satisfaction, and growing the usage of the product within an account to ensure future sales.

        (d) APPLICATION CHEMISTRY:

        Providing chemistry expertise to marketing, sales and customer support activities to quickly gain credibility and acceptance in the market place. Additional support will include speaking at technical symposiums to promote the technology; creating application notes as marketing collateral; educating and supporting existing field application chemists to further market coverage; and providing training and support material to ensure customer satisfaction.

        (e) CUSTOMER SUPPORT:

        Providing instrument service support through both corporate and field service organizations worldwide, providing documentation for both customers and worldwide service organizations to support maintenance and usage of instrument, and monitoring customer usage and satisfaction to ensure success.

3.      The initial strategy in 1999 will be to:

        (a) Quickly get the product launched to ensure market awareness,

        (b) Focus on key accounts already identified by both companies for immediate sales,

        (c) Train and build the sales/marketing organizations so we are prepared for much greater market penetration in the year 2000 and beyond.

4. Our preliminary budget expectations, which includes only those resources dedicated to the PPR-8 product such as personnel, advertising, marketing collateral, tradeshows and documentation are:

        (a) $225,000 for 1999

        (b) $625,000 for the year 2000.

                                    EXHIBIT D

                                  PATENT RIGHTS

1.      Following is a list of filed, pending patent applications:

        (a) "Parallel Reactor with Internal Sensing and Method of Using Same" as directed toward the parallel polymerization reactor and the internal property/reaction sensing methods.

        (b) "Improved Parallel Reactor with Internal Sensing" as directed toward improvements made in the parallel polymerization reactor, including the magnetic feed through and the removable stirrer.

                                    EXHIBIT E

                      STANDARD TERMS AND CONDITIONS OF SALE

1. PRICE: Quoted prices are valid for 30 days from the date of the quote unless canceled in writing by Seller. Shipping charges, insurance, duties and taxes are not included in prices and will be invoiced, if applicable, as separate items.

2. PACKING AND LOSS OR DAMAGE IN TRANSIT: Equipment will be packed for shipment in a manner suitable to air or truck. Unless otherwise indicated on the sales order acknowledgment, all sales are F.O.B. shipping point and, subject to Paragraph 5, all risk of loss or damage to equipment in transit is upon Buyer. Payment will be made in accordance with Paragraph 4 below.

3. TAXES: Buyer is responsible for the ultimate payment of all taxes which may be assessed or levied on or on the account of materials sold hereunder to the Buyer whether termed a gross receipts tax, use tax, property tax, sales tax or otherwise. Where Buyer claims that this transaction is not subject to any such tax; that Buyer is exempt or that Seller is not required to collect such tax, Buyer agrees to provide Seller with any documentation necessary to support such a claim, to allow Seller to document its decision not to collect such tax(es), and to indemnify Seller from any subsequent claims that such tax(es) were due.

4. TERMS OF PAYMENT: Payment terms are net 30 from day of invoicing, not installation. Seller reserves the right in its sole discretion to require alternative payment terms, including, without limitation, sight draft, letter of credit or full or partial payment in advance.

5. INSTALLATION AND SITE PREPARATION: Installation services are included in the purchase price of the equipment sold hereunder only if expressly so stated on the face of seller's quote or in Seller's most current price list. For equipment requiring installation by Seller's service personnel, it is the responsibility of the Buyer to prepare the site environmentally and provide the required services, power, water, drain, air, bottled and compressed gases, permits, licenses, approvals, etc. as well as whatever is required to uncrate and move the equipment to its location. The tasks that must be completed by the Buyer prior to Seller installation are outlined in the Seller's pre-installation manual.

6. DELIVERY DATES: The scheduled shipping date shown on the sales order acknowledgment is our best estimate of the time the order will be shipped. Seller may make, and invoice, partial shipments. Seller assumes no liability for loss, general damages, or special or consequential damages due to delays.

7. RETURNED GOODS: Credit will not be issued for goods returned without prior approval. Please call Order Administration for required approval and return procedures. Returns may be subject to a restocking fee.
        Termination: Upon any termination or cancellation of this sales order by Buyer, either in whole or in part, Buyer agrees to promptly pay appropriate termination or cancellation charges invoiced by Seller.

8. WARRANTY: Seller makes the following warranties with respect to the equipment sold hereunder:

        8.1 Hardware products against defects in materials and workmanship for one year from the original date of invoicing. Seller will use reasonable efforts to repair or replace in its sole discretion, such defective hardware at no charge provided that Seller is notified of defects within the warranty period.

        8.2 Software has a limited warranty to the original purchaser that the media on which the program is distributed and the documentation will be free from defects in materials and workmanship.

        8.3 Seller makes and Buyer receives no other warranty express or implied and all warranties of merchantability and fitness for a particular purpose are expressly excluded. Neither party shall have any liability with respect to its obligations under this agreement for consequential, exemplary, or incidental damages even if it has been advised of the possibility of such damages.

        8.4 Consumable products or the like are only warranted to conform to the quantity and content stated on the label at the time of delivery.

9. EXCLUSIONS: This warranty covers normal use. Seller does not warrant and will not be held responsible for loss or damages resulting from a cause other than defects in material or workmanship, including damage or loss caused by:

        9.1 neglect, accident, servicing or modification by anyone other than a qualified service engineer;

        9.2 any natural disaster, including earthquake, lighting, flood, or fire; electrical surges or use of improper power sources;

        9.3 failure to perform routine preventative maintenance as specified in the user operation manual; or

        9.4 non-conformance to recommended instrument operation procedure.

10. SOFTWARE LICENSES AND COPYRIGHTED MATERIAL: Seller provides certain software products by license only. The terms of the license are available from Seller and are accepted by Buyer on delivery of the licensed software. Unless otherwise specified, Seller's copyrighted material (software, firmware and printed documentation) may not be copied except for archive purposes, to replace a defective copy, or program error verification by Buyer.

11. AUTHORITY TO EXPORT: All orders accepted for export (and/or re-export) are subject to: a) issuance of an export (re-export) license by the United States Government, and b) the Buyer providing Seller with all documentation necessary for shipment to the destination country.

12. INDEMNITY: Seller agrees to defend, at its own expense, any suit or legal proceeding which may be brought against Buyer alleging infringement by Buyer of any third party's intellectual property rights, by Buyer's use of the Product sold hereunder for its intended purpose, provided that Buyer shall give Seller prompt written notice of any claim, threat, or institution of suit or legal proceeding and provided that Seller shall then have the sole right to control and conduct the defense and/or settlement of such claim, threat, suit or legal proceeding, either in the name of Seller or Buyer or both, and Buyer shall, at Seller's request and expense, provide relevant information and reasonable cooperation. Seller shall pay final judgment and all costs and attorney's fees assessed against Buyer in any such suit or legal proceeding, provided Buyer has complied with the conditions hereof with respect to prompt notice and cooperation in connection with such suit or legal proceeding and given exclusive control thereof to Seller, but Seller shall not be liable for any attorney's fees or other legal expenses incurred by Buyer without the knowledge and prior written consent of Seller. Seller shall also have the right, at its own expense, to replace the equipment claimed to infringe with equally satisfactory non-infringing equipment, modify said Product so that it becomes non-infringing, or remove such equipment and refund the price thereof.

13. The foregoing indemnity fully defines Seller's obligations for patent infringement. Such obligations to defend and make payment shall specifically not apply to:

        13.1 An infringement claim resulting from additions or changes in or to the product made by Buyer or any third party or from use in combination with other equipment, where such claim would not have occurred but for such addition or combination; or

        13.2 An infringement claim which is settled without the consent of Seller; or

        13.3 The total amount of Seller's obligation and liability under this Section shall not exceed the price paid by Buyer to Seller for the product held to infringe and in no event will Seller be accountable for special or consequential damages under this indemnity, such as, for example, loss of business profits or goodwill.

14. SPECIFICATIONS: Weights and dimension set forth in sales literature are not guaranteed unless previously certified in writing. Seller may without affecting the obligations under this sales order, make insignificant changes to the specification of the product or products delivered under this sales order from those contained in sales literature.

15. MISCELLANEOUS: This sales order is made and entered into and shall be governed by the laws of the State of California.


                                      -26-